Exhibit 4.2

WARRANT TO PURCHASE COMMON STOCK

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NEITHER THE WARRANT NOR THE SHARES MAY BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

Issuer: Magic Media Networks, Inc.
Class of Stock: Common
Issue Date: October ___, 2003

Magic Media Networks, Inc., a Delaware corporation (the “Company”) hereby grants to La Jolla Cove Investors, Inc. (“Holder”) the right to purchase up to 10,000,000 shares of the Company’s Common Stock (the “Warrant Shares”), and Holder hereby agrees to purchase 10,000,000 Warrant Shares subject to the terms and conditions of this Warrant.  This Warrant shall expire and Holder shall no longer be able to purchase the Warrant Shares on October ___, 2005.

ARTICLE 1

EXERCISE

1.1              Method of Exercise.  Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company, along with a check payable to the Company for the aggregate Exercise Price for the Warrant Shares being purchased.

1.2              Delivery of Certificate and New Warrant Delivery of Certificate and New Warrant.  As promptly as practicable after the receipt of the Notice of Exercise, but in any event not more than three (3) Business Days after the Company’s receipt of the Notice of Exercise, the Company shall issue the Shares and cause to be mailed for delivery by overnight courier, or if a Registration Statement covering the Shares has been declared effective by the SEC, cause to be electronically transferred, to Holder a certificate representing the Warrant Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new Warrant substantially in the form of this Warrant representing the right to acquire the portion of the Warrant Shares not so acquired.

1.3              Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.4              Exercise Price.  The Exercise Price for the Warrant Shares shall be the greater of: (a) $0.25; or (b) 85% of the average of the 5 lowest volume weighted average prices of the Common Stock during the 20 trading days prior to Holder’s election to exercise.

1.5       Mandatory Exercise.     Holder agrees that, after the Registration Statement covering the Warrant Shares is declared effective and the Warrant Shares are available and freely tradable, Holder will exercise the Warrant Shares in an amount at least equal to 10% of the volume that trades at a price of $0.29 or above, excluding block trades of 50,000 or more.

ARTICLE 2

ADJUSTMENT TO THE WARRANT SHARES

The number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment form time to time upon the occurrence of certain events, as follows:

2.1              Reclassification.  In case of any reclassification or change of outstanding securities of the class issuable upon exercise of this Warrant then, and in any such case, the Holder, upon the exercise hereof at any time after the consummation of such reclassification or change, shall be entitled to receive in lieu of each Warrant Share theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and/or property received upon such reclassification or change by a holder of one share.  The provisions of this Section 2.1 shall similarly apply to successive reclassifications or changes.

2.2              Subdivision or Combination of Shares.  If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its shares, the Exercise Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination.

2.3              Stock Dividends.  If the Company, at any time while this Warrant is outstanding shall pay a dividend with respect to its shares payable in shares, or make any other distribution of shares with respect to shares (except any distribution provided for in Section 2.1 and Section 2.2 above), then the Exercise Price shall be adjusted, effective from and after the date of determination of shareholders entitled to received such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction, (a) the numerator of which shall be the total number of shares outstanding immediately prior to such dividend or distribution, and (b) the denominator of which shall be the total number of shares outstanding immediately after such dividend or distribution.

2.4              Non-Cash Dividends.  If the Company at any time while this Warrant is outstanding shall pay a dividend with respect to shares payable in securities other than shares or other non-cash property, or make any other distribution of such securities or property with respect to shares (except any distribution specifically provided for in Section 2.1 and Section 2.2 above), then this Warrant shall represent the right to acquire upon exercise of this Warrant such securities or property which a holder of shares would have been entitled to receive upon such dividend or distribution, without the payment by Holder of any additional consideration for such securities or property.

2.5              Effect of Reorganization and Asset Sales.  If any (i) reorganization or reclassification of the Common Stock (ii) consolidation or merger of the Company with or into another corporation, or (iii) sale or all or substantially all of the Company’s operating assets to another corporation followed by a liquidation of the Company (any such transaction shall be referred to herein as an “Event”), is effected in such a way that holders of common Stock are entitled to receive securities and/or assets as a result of their Common Stock ownership, Holder, upon exercise of this Warrant, shall be entitled to receive such shares of stock, securities or assets which Holder would have received had it fully exercised this Warrant on or prior the record date for such Event.  The Company shall not merge into or consolidate with another corporation or sell all of its assets to another corporation for a consideration consisting primarily of securities of such corporation, unless the successor or acquiring corporation, as the case may be, shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this warrant to be performed or observed by the Company and all of the obligations and liabilities hereunder, subject to such modification as shall be necessary to provide for adjustments which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 2.  The foregoing provisions shall similarly apply to successive mergers, consolidations or sales of assets.

2.6              Adjustment of Number of Shares.  Upon each adjustment in the Exercise Price, the number of Shares shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment by a fraction (a) the numerator of which shall be the Exercise Price prior to the adjustment and (b) the denominator of which shall be the Exercise Price immediately thereafter.

2.7              No Impairment.  The Company shall not, by amendment of its charter documents or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all of the provisions of this Warrant and in taking all such action as may be reasonably necessary or appropriate to protect Holder’s rights hereunder against impairment.  Notwithstanding the foregoing, the parties hereto agree that the Company’s issuance of common and/or preferred stock for services and/or cash is permitted, and shall not result in any adjustment of the Exercise Price of the Warrant Shares and/or the number of Warrant Shares to be purchased. If the Company takes any action affecting its Common Stock other than as described above that adversely affects Holder’s rights under this Warrant, the Exercise Price shall be adjusted downward and the number of Warrant Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Exercise Price of this Warrant is unchanged.

2.8              Fractional Shares.  No fractional Warrant Shares shall be issuable upon the exercise of this Warrant, and the number of Warrant Shares to be issued shall be rounded down to the nearest whole Share.

2.9              Certificate as to Adjustments.  Upon any adjustment of the Exercise Price, the Company, at its expense, shall compute such adjustment and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price in effect upon the date thereof and the series of adjustments leading to such Exercise Price.

2.10          No Rights of Shareholders.  This Warrant does not entitle Holder to any voting rights or any other rights as a shareholder of the Company prior to the exercise of Holder’s right to purchase Warrant Shares as provided herein.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1              Representations and Warranties.  The Company hereby represents and warrants to Holder that all Warrant Shares which may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonasessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2              Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other fights; (c) to effect any reclassification or recapitalization of Common Stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3              Information Rights.  So long as Holder holds this Warrant, the Company shall deliver to Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) promptly upon their availability, the annual audited financial statements of the Company certified by independent public accountants of recognized standing, and (c) within forty-five (45) days after the end of each fiscal quarter, the Company’s quarterly, unaudited financial statements.

3.4              Reservation of Warrant Shares.  The Company has reserved and will keep available, out of the authorized and unissued shares of Common Stock, the full number of shares sufficient to provide for the exercise of the rights of purchase represented by this Warrant.

3.5              Registration Rights. Holder shall have the piggy-back Registration Rights set forth in Section 5 below.

ARTICLE 4

REPRESENTATIONS AND COVENANTS OF THE HOLDER

4.1              Investment Purpose.  Except as set forth in Article 5, the Warrant Shares will be acquired for investment and not with a view to the sale or distribution of any part thereof, and Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

4.2              Financial Risk.  Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

4.3              Accredited Investor.  Holder is an “accredited investor,” as such term is defined in Regulation D promulgated pursuant to the Securities Act of 1933, as amended.

ARTICLE 5

REGISTRATION RIGHTS

5.1              Piggy-back Registration Rights.  If (but without any obligation to do so) the Company proposes to register any of its stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, an SEC Rule 145 transaction under the Securities Act or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities), the Company shall, at such time, promptly give Holder written notice of such registration (“Filing Notice”).  Holder shall have ten (10) business days from the Filing Notice to notify the Company of the number of Warrant Shares it would like to have included in the offering.  The Company shall cause to be registered under the Securities Act the 10,000,000 Warrant Shares that Holder has requested to be registered.

ARTICLE 6

MISCELLANEOUS

6.1              Transfer Procedure.  Holder agrees that unless there is in effect a registration statement under the Securities Act covering the proposed transfer of all or part of this Warrant, prior to any such proposed transfer the Holder shall give written notice thereof to the Company (a “Transfer Notice”).  Each Transfer Notice shall describe the manner and circumstances of the proposed transfer in reasonable detail and, if the company so requests, shall be accompanied by an opinion of legal counsel, in a form reasonably satisfactory to the Company, to the effect that the proposed transfer may be effected without registration under the Act; provided that the Company will not require opinions of counsel for transactions involving transfers to affiliates or pursuant to Rule 144 promulgated by the Securities and Exchange Commission under the act, except in unusual circumstances.

6.2              Notices, etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier service as follows:

To the Company:
Magic Media Networks, Inc.
530 N. Federal Highway
Fort Lauderdale, FL 33301
Telephone:        954-764-0579
Facsimile:         954-764-3520

To the Holder:
La Jolla Cove Investors, Inc.
7817 Herschel Avenue, Suite 200
La Jolla, CA 92037
Telephone:        858-551-8789
Facsimile:         858-551-8779

The Company or the Holder may change the foregoing address by notice given pursuant to this Section.

6.3              Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

6.4              Attorneys Fees.  In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys fees.

6.5              Governing Law.  This warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of San Diego or the state courts of the State of California sitting in the City of San Diego in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

Magic Media Networks, Inc.                                                    La Jolla Cove Investors, Inc.

By: ___________________________                                    By: __________________________

Title: _________________________                                      Title: _________________________

APPENDIX 1

NOTICE OF EXERCISE

1.                  The undersigned hereby elects to purchase _____ shares of the Common Stock of Magic Media Networks, Inc. pursuant to the terms of the Warrant to Purchase Common Stock issued on September ___, 2003 in favor of La Jolla Cove Investors, Inc., and tenders herewith payment of the purchase price of such shares in full.

2.                  Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

_________________________________

_________________________________

_________________________________

(Name and Address)

3.         The undersigned makes the representations and covenants set forth in Article 4 of the Warrant to Purchase Common Stock.

___________________________

(Signature)

___________________________

(Date)